EXHIBIT B

SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2026

PENCROSS ENERGY LLC,

	By:	Meisel Family Ventures, LP
	Its:	Manager and Member

	By:	Meisel Family Management, LLC
	Its:	General Partner

By:	/s/ Steven Meise

Name:	Steven Meisel
Title:	Manager